Exhibit 10.1

EXECUTIVE MEDICAL REIMBURSEMENT PLAN

ARTICLE I - PURPOSE

1.01          The purpose of the Trustco Bank Executive Medical Reimbursement Plan (the “Plan”) is to help provide full and complete health care for Participants and their current spouse and Eligible Dependents as defined herein.  The Plan is intended to provide reimbursement of medical, hospitalization, dental, and other similar expenses described in Article VI herein, which are not otherwise covered by insurance or provided by Trustco Bank (the “Company”).  All benefits paid under this plan are fully taxable to the plan Participants.

 ARTICLE II - PERMANENT PROGRAM OR ARRANGEMENT

2.01          The Company intends that this program be a permanent program or arrangement for the exclusive benefit of its designated participants and current spouse and Eligible Dependents.  Nothing herein, however, shall prevent the Company from amending or terminating this Plan, provided such amendment or termination is permissible under applicable law and such amendment or termination shall not affect a claimant’s rights to benefits hereunder with respect to reimbursable expenses that have been incurred prior to the date Company action is taken to terminate the Plan or the effective date of such termination, whichever occurs last.

2.02          The exclusive purpose of this Plan is to provide the medical benefits described herein for covered participants and their current spouse and Eligible Dependents.  No benefits payable under this Plan shall be applied for any other purpose.

 ARTICLE III - EFFECTIVE DATE

3.01          The original effective date of this Plan was October 1, 1997.  The Plan was restated effective May 17, 2022. The records of the Plan shall be kept on a Plan Year basis.  The Plan Year shall be October 1 through September 30.

 ARTICLE IV - ELIGIBILITY

4.01          Only those employees who are specifically designated by the Company from time to time pursuant to the following process are eligible to participate in this Plan.  To become eligible to participate in the Plan, an employee must be specifically designated in writing as eligible for benefits under the Plan and such designation must be authorized by the Company’s Board of Directors.

 ARTICLE V - PARTICIPATION

5.01          Each employee who is eligible to participate in the Plan under Article IV (an “Eligible Employee”) shall become a participant in the Plan (a “Participant”) on the first day the Company designates him or her as an Eligible Employee under Article IV.  Amounts received that are attributable to reimbursements due the Participant’s current spouse or Eligible Dependents shall be considered to have been received by the Participant.  For purposes of this Plan, an “Eligible Dependent” is a dependent who would meet the coverage requirements of the health plan maintained by the Company if the Eligible Employee were covered by that plan.  For avoidance of doubt, only an Eligible Employee’s current spouse’s (or surviving spouse’s) claims are eligible for reimbursement.  A divorced former spouse is not eligible for benefits under this Plan and a divorced former spouse’s claims are not eligible for reimbursement.

5.02          An Eligible Employee (and his or her current spouse and Eligible Dependents) will continue to be a Participant in the Plan after the Eligible Employee ceases employment with the Company, except if the Eligible Employee’s termination of employment is due to Good Cause.  For purposes of this Plan, “Good Cause” shall be limited to the Eligible Employee’s commission of an act of fraud, embezzlement or theft constituting a felony against either of the Company as finally determined by a court of competent jurisdiction or an unequivocal admission by the Eligible Employee. On the date an Eligible Employee is terminated for Good Cause, the Eligible Employee will cease to be a Participant in the Plan.  Any expenses incurred on or after that date by the Eligible Employee, his or her Eligible Dependents, or current spouse will not be eligible for reimbursement.

5.03          If an Eligible Employee dies, the Eligible Employee’s surviving spouse will continue to be a Participant in the Plan until the surviving spouse’s death.  An Eligible Dependent of the decedent Eligible Employee will continue to be a Participant until the earlier of the Eligible Dependent’s death or the date the Eligible Dependent ceases to meet the coverage requirements of the health plan maintained by the Company if the Eligible Employee were covered by that plan.

 ARTICLE VI - BENEFITS

6.01          The Company shall pay to each Participant such amounts as he or she had expended while a Participant for medical care for himself or herself and his or her current spouse and Eligible Dependents, subject to the limits described in Section 7, below.

6.02          For purposes of this Plan the following terms shall have the definitions set forth below:

(a)	“Amounts expended for medical care” means amounts paid for:

(1)	hospitalization, medical and dental bills, prescription drugs and eyeglasses;

(2)	medical benefits allowable as a deduction under Internal Revenue Code Section 213, without regard to any adjusted gross income limitation, and

(3)	transportation primarily for, and essential to, medical care.

 ARTICLE VII - LIMITATION ON BENEFITS PROVIDED

7.01          The amount a Participant shall be entitled to receive in reimbursements under this Plan for any calendar year is unlimited.  However, in order for a claim to be eligible for reimbursement, the Participant (and any covered spouse or Eligible Dependent) must also have current coverage under a major medical plan.  The Plan Administrator in his or her sole discretion will determine what major medical coverage will be deemed sufficient.

 ARTICLE VIII - BENEFITS FROM ANOTHER SOURCE

8.01          Reimbursement under this Plan shall be made only in the event, and to the extent that reimbursement for amounts expended, or payment, for medical care is not provided for under any insurance policy or under any other plan of the Company or another employer or under any federal or state law.  If there is such a policy, plan or law in effect providing for such reimbursement or payment in whole or in part, then, to the extent of the coverage under such policy, plan or law, the Company shall be relieved of any and all liability hereunder.

 ARTICLE IX - CLAIMS AND CLAIMS REVIEW PROCEDURE

9.01          Claims for benefits under this Plan shall be made on forms maintained by the Company.  To obtain reimbursement for medical expenses hereunder, a Participant must submit within 30 days after the end of each calendar quarter a request for reimbursement for medical expenses incurred by him or her during the preceding quarter, together with such evidence of payment of such expenses as shall be required by the Company in accordance with rules uniformly applied.

9.02          If any claim for benefits under this Plan is denied in whole or in part, the Company shall promptly furnish the claimant with a written notice:

(a)	setting forth the reason for the denial;

(b)	citing the Plan provisions, upon which such denial is based;

(c)	describing any additional material or information from the claimant which is necessary in order for the claimant to perfect his or her claim and why; and

(d)	explaining the claim review procedure set forth herein.

9.03          Failure by the Company to respond to a claim within a reasonable time shall be deemed a denial.  Within 60 days after denial of any claim for benefits under this Plan, the claimant may request in writing a review of the denial by Plan Administrator.

9.04          Any claimant seeking review hereunder is entitled to examine all pertinent documents, and to submit issues and comments in writing.  The Plan Administrator shall render a decision on review of a claim not later than 60 days after receipt of a request for review hereunder.  The decision of the Plan Administrator on review shall be in writing and shall state the reason for the decision, referring to the Plan provisions upon which it is based.

 ARTICLE X - ADMINISTRATION

10.01          The Plan Administrator is the Board of Directors’ Compensation Committee, or its designee.  The Plan Administrator shall have authority and responsibility to control and manage the operation and administration of this Plan.  This includes the authority to interpret all terms, provisions, conditions and limitations of the Plan and to determine all questions arising out of or in connection with the provisions of the Plan or its administration in any and all cases.

 ARTICLE XI - MISCELLANEOUS

11.01          All terms expressed herein shall be deemed to include the feminine and neuter genders and all references to the plural shall be deemed to include the singular and vice versa all as proper construction shall dictate.

11.02          To the extent not pre-empted by the Employee Retirement Income Security Act of 1974 (ERISA), as amended, questions concerning the proper interpretation of the terms of this Plan shall be determined in accordance with the law of the State of New York, where the Company’s principal business office is located.

11.03          The Plan Administrator shall keep a copy of this plan document and any other disclosure documents relating thereto (including, but not limited to, summary plan descriptions) that are in the public domain on file at his office where Participants may inspect them during the Company’s regular business hours.  Upon request, the Company shall provide a Participant, current spouse, or Eligible Dependent with copies of such documents.  When the Administrator provides such documents, the Administrator may charge the requesting party a reasonable charge for photocopying these materials.

11.04          This document contains all of the operative provisions of this Plan.  Any conflict between the provisions of this document and any other Company document purporting to explain the rights, benefits, or obligations of the parties hereunder shall be resolved in favor of this Plan document.  In the event that a tribunal of competent jurisdiction shall determine in a final judgement or decree that one or more of the provisions of this Plan is invalid due to the provisions of applicable law, this Plan shall be interpreted as if the offending language had been stricken from its provisions and the remainder of the Plan document shall continue in full force and effect.

The foregoing Plan was amended, restated, and adopted by resolution of the board of directors of Trustco Bank on May 17, 2022.

/s/ Michael Hall
MICHAEL HALL
Secretary